EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2002, relating to the financial statements of the Tax-Advantaged Savings Plan of Pogo Producing Company, which appears in the plan’s Annual Report on Form 11-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 28, 2003